Exhibit 99.1

2U Reports Strong Results for Fourth Quarter and Full-Year 2022

LANHAM, Md. — February 2, 2023 — 2U, Inc. (Nasdaq: TWOU), a leading online education platform company, today reported financial and operating results for the quarter and full-year ended December 31, 2022.

Results for Fourth Quarter 2022 compared to Fourth Quarter 2021

•	Revenue decreased 3% to $236.0 million

•	Degree Program Segment revenue decreased 10% to $137.1 million

•	Alternative Credential Segment revenue increased 8% to $98.9 million

•	Net loss decreased 82% to $11.8 million, or $0.15 per share

Non-GAAP Results for Fourth Quarter 2022 compared to Fourth Quarter 2021

•	Adjusted EBITDA increased 178% to $58.4 million; a margin of 25%

•	Adjusted net income increased 225% to $18.5 million, or $0.23 per share

Results for Full-Year 2022 compared to Full-Year 2021

•	Revenue increased 2% to $963.1 million

•	Degree Program Segment revenue decreased 3% to $571.6 million

•	Alternative Credential Segment revenue increased 11% to $391.5 million

•	Net loss increased 65% to $322.2 million, or $4.17 per share, and includes non-cash impairment charges of $138.3 million

Non-GAAP Results for Full-Year 2022 compared to Full-Year 2021

•	Adjusted EBITDA increased 88% to $125.1 million; a margin of 13%

•	Adjusted net loss decreased 77% to $11.0 million, or $0.14 per share

Recent Developments

In January of 2023, the company significantly strengthened its credit profile by extending near-term maturities, and reducing secured debt by $187 million. Additional information about these transactions can be found in the current report on Form 8-K filed by the company on January 9, 2023 and related filings with the Securities and Exchange Commission.

On Tuesday, March 21, 2023, the company will host an Investor Day at the Nasdaq MarketSite in New York City. The 2U leadership team will discuss the platform strategy and plans to create shareholder value. To pre-register, please click here.

Executive Commentary

“Platforms are the future of education and we are becoming increasingly confident in our platform strategy,” said 2U Co-Founder and CEO Christopher “Chip” Paucek. “We’re attracting new partners and content, driving revenue growth from enterprise clients, radically improving our marketing efficiency, and delivering significant EBITDA growth. We now expect our Alternative Credential Segment to contribute to our profitability for the first time in 2023, while continuing to deliver life-changing outcomes for students.”

Paul Lalljie, 2U’s Chief Financial Officer, added, “Our full year results demonstrate early returns from realigning our organization and cost structure to support our strategy while generating higher profit margins and cash flows. We delivered $125.1 million of adjusted EBITDA, an increase of 88% when compared with the prior year, and positive unlevered free cash flow. Looking to 2023, we expect macroeconomic challenges to continue as we execute our plans to deliver modest revenue growth, adjusted EBITDA growth of approximately 26% and positive free cash flow.”

Discussion of 2022 Results

Revenue for the fourth quarter totaled $236.0 million, a 3% decrease from $243.6 million in the fourth quarter of 2021. Revenue from the Degree Program Segment decreased $15.3 million, or 10%, due to a decrease in full course equivalent (FCE) enrollments of 9% and a 1% decrease in average revenue per FCE enrollment. Revenue from the Alternative Credential Segment increased $7.7 million, or 8%, primarily due to an increase in FCE enrollments of 15%, partially offset by an 11% decrease in average revenue per FCE enrollment.

Revenue for the year totaled $963.1 million, a 2% increase from $945.7 million in 2021. Total revenue includes $39.2 million from legacy edX offerings. Revenue from the Degree Program Segment decreased $20.7 million, or 3%, due to a 2% decrease in average revenue per FCE enrollment and a decrease in FCE enrollments of 2%. Revenue from the Alternative Credential Segment increased $38.1 million, or 11%, primarily due to legacy edX offerings and an increase in FCE enrollments of 9%, partially offset by a 5% decrease in average revenue per FCE enrollment.

Costs and expenses for the fourth quarter totaled $230.6 million, a 21% decrease from $293.3 million in the fourth quarter of 2021. This decrease was primarily driven by a $26.3 million decrease in paid marketing costs in connection with the platform strategy, a $24.2 million decrease in personnel and personnel-related expenses primarily relating to the strategic realignment plan and lower performance-based compensation, and a $14.1 million decrease in transaction and integration expense.

Costs and expenses for the year totaled $1.2 billion, a 10% increase from $1.1 billion in 2021. This increase includes $138.3 million of non-cash impairment charges in our Alternative Credential Segment. During the first and third quarters, the company determined that the decline in its market capitalization triggered an interim goodwill impairment review, which led to non-cash write downs of certain goodwill assets and indefinite-lived intangible assets. Of note, costs and expenses for the year include $69.7 million of operating expense related to edX, which was acquired in the fourth quarter of 2021, and a $24.7 million increase in restructuring costs. These increases were partially offset by a $46.5 million decrease in paid marketing costs in connection with the platform strategy, a $50.8 million decrease in personnel and personnel-related expenses primarily relating to the strategic realignment plan and lower performance-based compensation, and a $13.3 million decrease in transaction and integration expense.

As of December 31, 2022, the company’s cash, cash equivalents, and restricted cash totaled $182.6 million, a decrease of $67.3 million from $249.9 million as of December 31, 2021. Cash provided by operations was $10.9 million, cash used in investing activities was $69.4 million and cash used in financing activities was $6.9 million. Unlevered free cash flow was $11.5 million for the twelve months ended December 31, 2022 and compares with unlevered free cash use of $1.3 million for the twelve months ended September 30, 2022.

Business Outlook for Fiscal Year 2023

The company provided guidance for the full-year 2023 for the following metrics:

•	Revenue to range from $985 million to $995 million, representing growth of 3% at the midpoint

•	Net loss to range from $95 million to $90 million

•	Adjusted EBITDA to range from $155 million to $160 million, representing growth of 26% at the midpoint

New Offerings, Partnerships and Highlights

•	Reached an agreement for edX to offer portions of the Emeritus’ catalog of higher education programs to millions of edX learners in regions outside the U.S. and Europe, beginning with India

•	Celebrated a milestone achievement—over 50,000 learners have graduated from our university partners’ online degree programs since the first degree program was launched together in 2009

•	Announced new degree programs including

•	a disruptively priced Master’s of Science in Artificial Intelligence with The University of Texas at Austin, under the new, flexible model

•	a Doctorate of Education in Organizational Leadership, with The University of North Carolina at Chapel Hill, 2U’s sixth online degree with the University

•	a Master’s of Science in Occupational Therapy and a Doctorate of Physical Therapy through a new partnership with Russell Sage College

•	Agreed to a new Master’s of Science in Management with the University of California, Davis under the new, flexible model

•	Announced new MicroMasters® programs in Social Work from Baylor University, and in Business: Data, Insights, and Analytics from the University of Wisconsin–Madison

•	Expanded our relationship with Amazon Web Services (AWS) to offer a Professional Certificate in Cloud Solutions Architecture, a first for AWS on the edX platform

•	Announced a new Professional Certificate in Search Engine Optimization from the University of California, Davis

•

Launched over 150 new edX courses from 57 unique institutions during the fourth quarter. Welcomed new edX members, including the American Psychological Association, Baylor University, Intuit, the International Council of E-Commerce Consultants, Lehigh University, Pepperdine University, Russell Sage College, the University of California, Davis, and Wesleyan University

Non-GAAP Measures

To provide investors and others with additional information regarding 2U’s results, the company has disclosed the following non-GAAP financial measures: adjusted EBITDA (loss), adjusted EBITDA margin, unlevered free cash flow, adjusted net income (loss), and adjusted net income (loss) per share. The company has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. The company defines adjusted EBITDA (loss) as net income or net loss, as applicable, before net interest income (expense), other income (expense), net, taxes, depreciation and amortization expense, transaction costs, integration costs, restructuring-related costs, stockholder activism costs, certain litigation-related costs, consisting of fees for certain non-ordinary course litigation and other proceedings, impairment charges, losses on debt extinguishment, and stock-based compensation expense. The company defines adjusted EBITDA margin as adjusted EBITDA divided by revenue. The company defines unlevered free cash flow as net cash provided by (used in) operating activities, less capital expenditures, payments to university clients, certain non-ordinary cash payments, and cash interest payments on debt. The company defines adjusted net income (loss) as net income or net loss, as applicable, before other income (expense), net, acquisition-related gains or losses, deferred revenue fair value adjustments, transaction costs, integration costs, restructuring-related costs, stockholder activism costs, certain litigation-related costs, consisting of fees for certain non-ordinary course litigation and other proceedings, impairment charges, losses on debt extinguishment, and stock-based compensation expense. Adjusted net income (loss) per share is calculated as adjusted net income (loss) divided by diluted weighted-average shares of common stock outstanding for periods that result in adjusted net income, and basic weighted-average shares outstanding for periods that result in an adjusted net loss. Some of the adjustments described in the definitions of adjusted EBITDA (loss), unlevered free cash flow, and adjusted net income (loss) may not be applicable in any given reporting period and they may vary from period to period.

The company’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, to understand cash that is generated by or available for operational expenses and investment in the business after capital expenditures, for internal budgeting and forecasting purposes, for short- and long-term operating plans, and to evaluate the company’s financial performance. Management believes these non-GAAP financial measures reflect the company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the company’s business as they exclude expenses that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating the company’s operating results and prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

The use of adjusted EBITDA (loss), unlevered free cash flow, adjusted net income (loss), and adjusted net income (loss) per share measures has certain limitations, as they do not reflect all items of income and expense that affect the company’s operations. The company compensates for these limitations by reconciling the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review the company’s financial information in its entirety and not rely on a single financial measure.

Conference Call Information

What:	2U’s fourth quarter and full-year 2022 financial results conference call
When:	Thursday, February 2, 2023
Time:	4:30 p.m. ET
Live Call:	(888) 330-2446
Conference ID #:	1153388
Webcast:	investor.2U.com

About 2U, Inc. (Nasdaq: TWOU)

As the parent company of edX, a leading global online learning platform, 2U provides 48 million learners with access to world-class education in partnership with more than 230 colleges, universities, and corporations. Our people and technology are powering more than 4,000 digital education offerings — from free courses to full degrees — and helping unlock human potential. To learn more: visit 2U.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding 2U, Inc.’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements regarding future results of operations and financial position of 2U, including financial targets, business strategy, and plans and objectives for future operations, are forward-looking statements. 2U has based these forward-looking statements largely on its estimates of its financial results and its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs as of the date of this press release. The company undertakes no obligation to update these statements as a result of new information or future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the results predicted, including, but not limited to:

•	trends in the higher education market and the market for online education, and expectations for growth in those markets;

•	the company’s ability to maintain minimum recurring revenues at required periods during the fiscal quarters through the maturity date of the term loan;

•	the acceptance, adoption and growth of online learning by colleges and universities, faculty, students, employers, accreditors and state and federal licensing bodies;

•	the impact of competition on the company’s industry and innovations by competitors;

•	the company’s ability to comply with evolving regulations and legal obligations related to data privacy, data protection and information security;

•	the company’s expectations about the potential benefits of its cloud-based software-as-a-service technology and technology-enabled services to university clients and students;

•	the company’s dependence on third parties to provide certain technological services or components used in its platform;

•	the company’s expectations about the predictability, visibility and recurring nature of its business model;

•	the company’s ability to meet the anticipated launch dates of its degree programs, executive education offerings and boot camps;

•	the company’s ability to acquire new university clients and expand its degree programs, executive education offerings and boot camps with existing university clients;

•

the company’s ability to successfully integrate the operations of its acquisitions, including the edX acquisition, to achieve the expected benefits of its acquisitions and manage, expand and grow the combined company;

•	the company’s ability to refinance its indebtedness on attractive terms, if at all, to better align with its focus on profitability;

•

the company’s ability to service our substantial indebtedness and comply with the covenants and conversion obligations contained in the indentures governing our 2.25% convertible senior notes due 2025 and 4.50% convertible senior notes due 2030 and the credit agreement governing our revolving credit facility;

•	the company’s ability to generate sufficient future operating cash flows from recent acquisitions to ensure related goodwill is not impaired;

•	the company’s ability to execute its growth strategy in the international, undergraduate and non-degree alternative markets;

•	the company’s ability to continue to recruit prospective students for its offerings;

•	the company’s ability to maintain or increase student retention rates in its degree programs;

•	the company’s ability to attract, hire and retain qualified employees;

•	the company’s expectations about the scalability of its cloud-based platform;

•	potential changes in regulations applicable to the company or its university clients;

•	the company’s expectations regarding the amount of time its cash balances and other available financial resources will be sufficient to fund its operations;

•	the impact and cost of stockholder activism;

•	the impact of the significant decline in the market price of our common stock, including the impairment of goodwill and indefinite-lived assets;

•	the timing, structure and expected impact of our strategic realignment plan and the estimated savings and amounts expected to be incurred in connection therewith;

•	the impact of any natural disasters or public health emergencies, such as the coronavirus disease 2019 pandemic;

•	the company’s expectations regarding the effect of the capped call transactions and regarding actions of the option counterparties and/or their respective affiliates; and

•	other factors beyond the company’s control.

These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and other SEC filings. Moreover, 2U operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for 2U management to predict all risks, nor can 2U assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements 2U may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.

Investor Relations Contact: investorinfo@2U.com

Media Contact: media@2U.com

2U, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$167,518	$232,932
Restricted cash	15,060	16,977
Accounts receivable, net	62,826	67,287
Other receivables, net	33,813	29,439
Prepaid expenses and other assets	43,090	47,217

Total current assets	322,307	393,852
Other receivables, net, non-current	14,788	21,568
Property and equipment, net	45,855	48,650
Right-of-use assets	72,361	76,841
Goodwill	734,620	834,539
Intangible assets, net	549,755	665,523
Other assets, non-current	71,173	68,033

Total assets	$1,810,859	$2,109,006

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$110,020	$164,723
Deferred revenue	90,161	91,926
Lease liability	13,909	13,985
Accrued restructuring liability	6,692	1,735
Other current liabilities	58,210	61,138

Total current liabilities	278,992	333,507
Long-term debt	928,564	845,316
Deferred tax liabilities, net	282	1,726
Lease liability, non-current	99,709	98,666
Other liabilities, non-current	1,796	636

Total liabilities	1,309,343	1,279,851

Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized, 78,334,666 shares issued and outstanding as of December 31, 2022; 75,754,663 shares issued and outstanding as of December 31, 2021	78	76
Additional paid-in capital	1,700,855	1,735,628
Accumulated deficit	(1,179,972)	(890,638)
Accumulated other comprehensive loss	(19,445)	(15,911)

Total stockholders’ equity	501,516	829,155

Total liabilities and stockholders’ equity	$1,810,859	$2,109,006

2U, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(unaudited)		(unaudited)
Revenue	$236,049	$243,624	$963,080	$945,682
Costs and expenses
Curriculum and teaching	32,953	32,012	129,886	130,817
Servicing and support	35,002	36,601	147,797	138,548
Technology and content development	49,823	50,522	190,472	179,061
Marketing and sales	80,504	109,915	422,147	456,096
General and administrative	28,272	62,926	159,418	200,054
Restructuring charges	4,067	1,330	33,239	8,544
Impairment charges	—	—	138,291	—

Total costs and expenses	230,621	293,306	1,221,250	1,113,120

Income (loss) from operations	5,428	(49,682)	(258,170)	(167,438)
Interest income	398	287	1,165	1,475
Interest expense	(18,525)	(18,208)	(62,234)	(51,222)
Loss on debt extinguishment	—	—	—	(1,101)
Other income (expense), net	427	(406)	(3,815)	22,324

Loss before income taxes	(12,272)	(68,009)	(323,054)	(195,962)
Income tax benefit	429	748	903	1,196

Net loss	$(11,843)	$(67,261)	$(322,151)	$(194,766)

Net loss per share, basic and diluted	$(0.15)	$(0.89)	$(4.17)	$(2.61)

Weighted-average shares of common stock outstanding, basic and diluted	78,261,601	75,509,253	77,327,850	74,580,115

Other comprehensive income (loss)
Foreign currency translation adjustments, net of tax of $0 for all periods presented	2,448	(4,031)	(3,534)	(6,127)

Comprehensive loss	$(9,395)	$(71,292)	$(325,685)	$(200,893)

2U, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2022	2021	2020
	(unaudited)
Cash flows from operating activities
Net loss	$(322,151)	$(194,766)	(216,484)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash interest expense	19,835	25,403	16,267
Depreciation and amortization expense	128,153	108,448	96,469
Stock-based compensation expense	80,220	97,766	82,042
Non-cash lease expense	21,020	18,933	15,153
Restructuring	9,555	5,014	283
Provision for credit losses	8,610	8,036	4,642
Loss on debt extinguishment	—	1,101	11,671
Gain on sale of investment	—	(27,762)	—
Impairment charges	138,291	—	—
Other	5,443	2,515	1,443
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Accounts receivable, net	(3,041)	(31,756)	(17,877)
Other receivables, net	(517)	(27,001)	(21,148)
Prepaid expenses and other assets	4,833	(7,636)	(5,513)
Accounts payable and accrued expenses	(42,735)	21,212	41,959
Deferred revenue	5,326	9,388	26,061
Other liabilities, net	(41,915)	(26,969)	(5,364)

Net cash provided by (used in) operating activities	10,927	(18,074)	29,604
Cash flows from investing activities
Purchase of a business, net of cash acquired	5,010	(761,118)	(949)
Additions of amortizable intangible assets	(62,445)	(60,546)	(62,784)
Purchases of property and equipment	(11,755)	(9,788)	(6,517)
Purchase of investment	—	(1,000)	—
Proceeds from sale of investment	—	38,818	—
Advances made to university clients	(310)	—	—
Advances repaid by university clients	200	200	925
Other	(50)	—	—

Net cash used in investing activities	(69,350)	(793,434)	(69,325)
Cash flows from financing activities
Proceeds from issuance of common stock, net of offering costs	—	—	299,796
Proceeds from debt	696	569,477	371,681
Payments on debt	(7,181)	(4,334)	(837)
Extinguishment of long-term facility	—	—	(250,000)
Purchases of capped calls in connection with issuance of convertible senior notes	—	—	(50,540)
Prepayment premium on extinguishment of senior secured term loan facility	—	—	(2,528)
Payment of debt issuance costs	—	(11,575)	(3,419)
Tax withholding payments associated with settlement of restricted stock units	(2,850)	(18,780)	(4,784)
Proceeds from exercise of stock options	1,128	6,489	4,177
Proceeds from employee stock purchase plan share purchases	1,282	3,583	3,960

Net cash (used in) provided by financing activities	(6,925)	544,860	367,506
Effect of exchange rate changes on cash	(1,983)	(2,309)	1,212

Net (decrease) increase in cash, cash equivalents and restricted cash	(67,331)	(268,957)	328,997
Cash, cash equivalents and restricted cash, beginning of period	249,909	518,866	189,869

Cash, cash equivalents and restricted cash, end of period	$182,578	$249,909	$518,866

2U, Inc.

Reconciliation of Non-GAAP Measures

(unaudited)

The following table presents a reconciliation of adjusted EBITDA to net loss for each of the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(in thousands, except share and per share amounts)
Revenue	$236,049	$243,624	$963,080	$945,682

Net loss	$(11,843)	$(67,261)	$(322,151)	$(194,766)
Stock-based compensation expense	17,480	23,021	80,220	97,766
Other (income) expense, net	(427)	406	3,815	(22,324)
Amortization of acquired intangible assets	10,901	12,455	53,417	43,863
Income tax benefit on amortization of acquired intangible assets	(1)	(238)	(1,202)	(1,083)
Impairment charges	—	—	138,291	—
Loss on debt extinguishment	—	—	—	1,101
Restructuring charges	4,067	1,330	33,239	8,544
Other*	(1,677)	15,437	3,348	19,257

Adjusted net income (loss)	18,500	(14,850)	(11,023)	(47,642)

Net interest expense	18,127	17,921	61,069	49,747
Income tax (benefit) expense	(428)	(510)	299	(113)
Depreciation and amortization expense	22,182	18,416	74,736	64,585

Adjusted EBITDA	$58,381	$20,977	$125,081	$66,577

Adjusted EBITDA margin	25%	9%	13%	7%

Net loss per share, basic and diluted	$(0.15)	$(0.89)	$(4.17)	$(2.61)

Adjusted net income (loss) per share, basic	$0.24	$(0.20)	$(0.14)	$(0.64)

Adjusted net income (loss) per share, diluted	$0.23	$(0.20)	$(0.14)	$(0.64)

Weighted-average shares of common stock outstanding, basic	78,261,601	75,509,253	77,327,850	74,580,115

Weighted-average shares of common stock outstanding, diluted	78,921,457	75,509,253	77,327,850	74,580,115

*

Includes (i) transaction and integration expense of $0.2 million and $14.3 million for the three months ended December 31, 2022 and 2021, respectively, and $3.6 million and $16.9 million for the years ended December 31, 2022 and 2021, respectively, and (ii) stockholder activism and litigation-related (recoveries) expense of $(1.9) million and $1.2 million for the three months ended December 31, 2022 and 2021, respectively, and $(0.3) million and $2.4 million for the years ended December 31, 2022 and 2021, respectively.

2U, Inc.

Reconciliation of Non-GAAP Measures

(unaudited)

The following table presents a reconciliation of adjusted EBITDA (loss) to net loss by segment for each of the periods indicated.

	Degree Program Segment		Alternative Credential Segment		Consolidated
	Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,
	2022	2021	2022	2021	2022	2021

	(in thousands)
Revenue	$137,109	$152,404	$98,940	$91,220	$236,049	$243,624

Net income (loss)	$15,093	$(25,614)	$(26,936)	$(41,647)	$(11,843)	$(67,261)
Adjustments:
Stock-based compensation expense	9,754	15,467	7,726	7,554	17,480	23,021
Other (income) expense, net	(806)	(525)	379	931	(427)	406
Net interest expense (income)	18,197	17,988	(70)	(67)	18,127	17,921
Income tax expense (benefit)	132	404	(561)	(1,152)	(429)	(748)
Depreciation and amortization expense	16,506	15,324	16,577	15,547	33,083	30,871
Restructuring charges	3,292	1,049	775	281	4,067	1,330
Other	(1,705)	15,262	28	175	(1,677)	15,437

Total adjustments	45,370	64,969	24,854	23,269	70,224	88,238

Total adjusted EBITDA (loss)	$60,463	$39,355	$(2,082)	$(18,378)	$58,381	$20,977

Adjusted EBITDA margin	44%	26%	(2)%	(20)%	25%	9%

2U, Inc.

Reconciliation of Non-GAAP Measures

(unaudited)

The following table presents a reconciliation of adjusted EBITDA (loss) to net loss by segment for each of the periods indicated.

	Degree Program Segment		Alternative Credential Segment		Consolidated
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021	2022	2021

	(in thousands)
Revenue	$571,608	$592,288	$391,472	$353,394	$963,080	$945,682

Net loss	$(10,797)	$(46,360)	$(311,354)	$(148,406)	$(322,151)	$(194,766)
Adjustments:
Stock-based compensation expense	44,378	66,033	35,842	31,733	80,220	97,766
Other (income) expense, net	882	(28,079)	2,933	5,755	3,815	(22,324)
Net interest expense (income)	61,341	49,917	(272)	(170)	61,069	49,747
Income tax expense (benefit)	5	629	(908)	(1,825)	(903)	(1,196)
Depreciation and amortization expense	57,779	56,420	70,374	52,028	128,153	108,448
Impairment charges	—	—	138,291	—	138,291	—
Loss on debt extinguishment	—	1,101	—	—	—	1,101
Restructuring charges	24,528	7,736	8,711	808	33,239	8,544
Other	2,611	18,744	737	513	3,348	19,257

Total adjustments	191,524	172,501	255,708	88,842	447,232	261,343

Total adjusted EBITDA (loss)	$180,727	$126,141	$(55,646)	$(59,564)	$125,081	$66,577

Adjusted EBITDA margin	32%	21%	(14)%	(17)%	13%	7%

2U, Inc.

Reconciliation of Non-GAAP Measures

(unaudited)

The following table presents a reconciliation of unlevered free cash flow to net cash (used in) provided by operating activities for each of the twelve-month periods indicated.

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

	(in thousands)
Net cash provided by (used in) operating activities	$10,927	$(16,378)	$12,765	$(25,766)
Additions of amortizable intangible assets	(62,445)	(65,522)	(65,533)	(63,814)
Purchases of property and equipment	(11,755)	(13,168)	(12,555)	(10,716)
Payments to university clients	6,775	6,775	7,025	7,150
Non-ordinary cash payments*	24,157	30,812	25,229	23,943

Free cash flow	(32,341)	(57,481)	(33,069)	(69,203)
Cash interest payments on debt	43,826	56,175	44,532	35,082

Unlevered free cash flow	$11,485	$(1,306)	$11,463	$(34,121)

*	Includes transaction, integration, restructuring-related, stockholder activism, and litigation-related expense.

2U, Inc.

Reconciliation of Non-GAAP Measures

(unaudited)

The following table presents a reconciliation of adjusted EBITDA guidance to net loss guidance, at the midpoint of the ranges provided by the company, for the period indicated.

Year Ending December 31, 2023
(in millions)
Net loss	$(92.5)
Stock-based compensation expense	70.0
Amortization of acquired intangible assets	30.0
Loss on debt extinguishment	15.0

Adjusted net income	22.5

Net interest expense	65.0
Depreciation and amortization expense	70.0

Adjusted EBITDA	$157.5

2U, Inc.

Key Financial Performance Metrics

(unaudited)

Full Course Equivalent Enrollments

Degree Program Segment*

The following table presents FCE enrollments and average revenue per FCE enrollment in the company’s Degree Program Segment for the last eight quarters.

	Q4 ‘22	Q3 ‘22	Q2 ‘22	Q1 ‘22	Q4 ‘21	Q3 ‘21	Q2 ‘21	Q1 ‘21
Degree Program Segment FCE enrollments	53,631	57,092	60,303	62,609	58,967	57,842	60,429	60,007
Degree Program Segment average revenue per FCE enrollment	$2,557	$2,404	$2,373	$2,462	$2,585	$2,555	$2,420	$2,431

Alternative Credential Segment**

The following table presents FCE enrollments and average revenue per FCE enrollment in the company’s Alternative Credential Segment for the last eight quarters.

	Q4 ‘22	Q3 ‘22	Q2 ‘22	Q1 ‘22	Q4 ‘21	Q3 ‘21	Q2 ‘21	Q1 ‘21
Alternative Credential Segment FCE enrollments	24,236	23,128	23,443	22,664	21,153	20,174	23,679	21,078
Alternative Credential Segment average revenue per FCE enrollment	$3,840	$3,850	$3,891	$4,012	$4,312	$4,193	$3,843	$4,108

*

FCE enrollments and average revenue per FCE enrollment include enrollments in edX degree offerings and revenue from these offerings of $3.1 million and $12.0 million for the three months and year ended December 31, 2022, respectively.

**

FCE enrollments and average revenue per FCE enrollment exclude the impact of enrollments in edX offerings and the related revenue of $5.9 million and $27.2 million for the three months and year ended December 31, 2022, respectively.